Exhibit 10.1

Certain personally identifiable information has been omitted from this exhibit pursuant to item 601(a)(6) of Regulation S-K. [***] indicates that information has been redacted.

EMPLOYMENT CONTRACT

This Employment Contract (“Contract”) is made and effective on August 18, 2025

Between

NWTN INVESTMENTS LLC, a NWTN Inc. (ROBO.AI Inc.) group company registered under the laws of the United Arab Emirates with a registered address at Meydan Grandstand, 6th floor, Meydan Road, Nad Al Sheba, Dubai, U.A.E, under registration number 2528291.01 (hereinafter referred to as “Company”) of the one party;

And

Mr. Xuan Yan, a citizen of the United States, holding Passport with No. [***] (hereinafter referred to as “Employee”) and residing at [***], of the other party.

The terms and conditions of this employment offer are based on the following:

1. EMPLOYMENT

a)	Subject to the employee’s existing external commitments, the Company employs, engages, and hires the employee as Chief Legal and Compliance Officer, Corporate Secretary and President of America of NWTN Inc. (ROBO.AI Inc.) and the employee accepts and agrees to such hiring, engagement, and employment, subject to the general supervision and pursuant to the orders, advice, and direction of the Company.

b)	This position is based in the U.S. The employee will work remotely and travel to the Company’s Dubai HQ or other operations worldwide as may be requested by the Company.

c)	This position shall report to Chief Executive Officer, NWTN Inc. (ROBO.AI Inc.)

2.	EMPLOYMENT TENURE AND TERMS

a)	This Contract shall commence on August 18, 2025, with a probation period of 6 months.

b)	This Contract shall be for a period of one year, provided neither party submits a notice of termination and shall be extended for such period and on such terms or new terms as the Company and the Employee review and agree.

c)	This Contract forms all the terms and conditions on which you will be employed by the Company starting on the date mentioned herein above and records the Contract reached between the Employee and the Company in relation to the principal terms and conditions of the Employee’s employment. Any variation to this Contract will be made in writing and signed by both parties. All capitalized terms used in this Contract have the meanings given to them in the Appendix unless expressly stated otherwise.

3.	WORKING HOURS

a)	The normal working hours shall be eight (8) hours a day or forty-Eight (40) hours a week.

b)	The Employee also agrees to work out of office or onsite as necessitated by the nature of the work or as the business may require. Any duties performed outside of the days mentioned above, which must be approved by the Employee’s line manager to qualify, will be accrued as extra days of leave, and may be covered, at the discretion of management, by compensation as outlined in Clause 4 below.

4.	COMPENSATION

a)	The Company shall pay the Employee, and Employee shall accept from Company, in full payment of Employee’s services under this Contract, salary compensation as detailed hereunder:

Annual Basic Salary: To be determined

Total Cash Salary per month: To be determined

b)	A performance-based bonus to be determined may be payable each year by the Company subject to the discretion of the Company and in line with the Company’s Group Bonus Policy for bonus entitlement. The terms of the bonus structure will be provided at the start of each calendar year by the Company and will be paid subject to the Company and/or Employee achieving the stipulated targets or key performing index within the calendar year. To receive the payment, the Employee must be employed with the Company as well as not serving notice period on the date the bonus is due to be paid. The bonus will not form part of the total annual compensation and not be attached to any end of gratuity payments. The amount of the bonus payable to the Employee is strictly confidential and should not be discussed or disclosed. Any breach may result in non-payment of discretionary award and dealt with in accordance with Company’s disciplinary procedures.

c)	The Employee will be eligible to participate in NWTN Equity Incentive Plan through an equity limited liability partnership implemented by NWTN Inc. which went public on NASDAQ, USA in 2022. The Employee’s economics in this partnership will be an initial grant of 1,300,000 restricted Class B ordinary shares of the Company as of date for the next round of approval by the Board of Directors of the Company after the commencement date of this contract (the “Initial Grant Date”). 25% of granted shares will vest in a single batch six months after the Initial Grant Date and the remaining 75% will vest in three equal annual installments of 25% each, with each installment vesting on the anniversary of the Initial Grant Date over three years, subject to the employee’s continued service to the Company. The Employee may be entitled to an additional equity incentive plan as per the performance review and decision of the Company based on the relevant stock incentive plan.

5.	LOCAL ACCOMONDATION & TRANSPORTATION

The Employee shall be provided with local accommodation and transportation support in the locations needed for job assignments per relevant policies of the Company.

6.	REIMBURSEMENT OF BUSINESS EXPENSES

The Employee may incur reasonable expenses for undertaking the Company’s business, including expenses for travel, accommodation, victuals, and similar items. The Company shall reimburse the Employee for all business-related expenses after the Employee presents an itemized account of expenditures with the required support, pursuant with the Company’s policy. Corporate entertainment requires pre-approval and must be in line with Company policy.

7.	ELECTRONIC AND TECHNOLOGICAL INFRASTRUCTURE:

a)	Electronic and technological infrastructure of the Company includes but is not limited to the Company supplied electronic devices and accessories such as computers, laptops, monitors, mouse, storage media, internet connectivity, software services, software licenses and subscriptions, cloud infrastructure, servers, telephones, network switches, network devices, television, lighting, etc. The Employee agrees not to disable any threat protection devices or software such as anti-virus software, firewall, anti-malware software, etc. The Employee also agrees not use the Company’s Electronic and Technological Infrastructure to transmit.

b)	The Employee agrees not to share the Company’s Security Codes such as Username, Password, Access cards, Access codes, etc. with any other Employee or Third Party.

c)	The Employee agrees to use the electronic and technological infrastructure in compliance with local UAE Labour Law applicable from time to time. The Company prohibits transmitting, copying, downloading, and making accessible online any third-party copyright information without written approval or licensing from the copyright holder. The Company also prohibits the Employee from using the Electronic and Technological Infrastructure to cause harm or access prohibited materials that are in violation of UAE Labour Law. The Employee agrees to reimburse the Company for any damage resulting from any acts committed by the Employee.

8.	PERSONL INCOME TAXES

During the tenure of the Employment Contract, the Employee shall be responsible for all personal income tax liabilities, if any, in all applicable jurisdictions, on the aforesaid salary and/or any other payments.

9.	CONFIDENTIALITY

a)	The Employee shall not at any time or in any manner, either directly or indirectly divulge, disclose or communicate to any person, firm, corporation, or other entity in any manner whatsoever any information concerning any matters affecting or relating to any business of the Company, including but not limited to any of its customers, pricing, transaction, or any other information concerning the business of the Company, its manner of operation, its plans, processes or other data without regard to whether all the above stated matters will be deemed confidential, material or important and gravely affect the effective and successful conduct of the business of the Company and the Company’s good will and that any breach of the terms of this section shall be material breach of the Contract.

b)	All the terms of this Clause 9 shall remain in full force and effect after the termination of the Employee’s employment for any reason. In addition, the Employee shall not make any public announcement or statement of any kind that he is neither employed by nor connected with the Company until after the effective date of termination.

10.	INTELLECTUAL PROPERTY

The Employee shall give the Company full written details of all inventions and of all work embodying Intellectual Property Rights made wholly or partially by him at any time during the course of this employment. The Employee acknowledges that all Intellectual Property Rights subsisting (or which may in the future subsist) in all such Inventions and works shall automatically, on creation, vest in the Company absolutely. To the extent that they do not vest automatically, the Employee holds them on trust for the Company. The Employee agrees promptly to execute all documents and do all acts as may, in the opinion of the Company, be necessary to give effect to this clause.

11.	POST-TERMINATION RESTRICTIONS

In order to protect the business connections of the Company and its affiliated companies to which he has access as a result of the employment, the Employee covenants with the Company (for itself and as trustee and agent for each affiliated company) that he shall not:

a)	for 6 months after termination of this Contract solicit or endeavor to entice away from the Company or any affiliated company the business or custom of a customer with a view to providing goods or services to that customer in competition with the Company or any affiliated company; and

b)	for 6 months after termination of this Contract offer to employ or engage or otherwise endeavor to entice away from the Company (or any affiliated company) anyone employed or engaged by the Company or any affiliated company.

12.	TERMINATION

a)	This Contract may be terminated by either party on 1 (one) month written notice to the other. If the Company shall terminate this Contract, the Employee shall be entitled to settlement compensation as per relevant local labor laws in the U.A.E. The Company reserves the right to require the Employee not to attend work and/or not to undertake all or any of your duties of employment during any period of notice /whether given by Employee or the Company) (“Garden Leave”). However, during such Garden Leave period, the Company shall continue to provide the employee benefits agreed in this Contract.

b)	In the event of any violation by the Employee of any of the terms of this Contract or misconduct or negligence, breach of duty or trust, the Company may terminate employment without notice and with compensation to the Employee only to the date of such termination.

c)	It is further agreed that any breach or evasion of any of the terms of this Contract by either party will result in immediate and irreparable injury to the other party and will authorize recourse to injunction and or specific performance as well as to all other legal or equitable remedies to which such injured party may be entitled under this Contract.

d)	Notwithstanding the above, the Company also reserves the right at any time to suspend all or any of Employee’s duties for such period and on such terms as the Company considers appropriate, including a requirement that the Employee will not attend the Company premises or contact employees, clients, agents, counterparts in accordance with this clause and applicable provisions of the UAE Labour Law. Subject to all time to labour law, other connected regulations and the individual circumstances, the Company may withhold Employees salary and benefits during the suspension period.

e)	Upon termination of employment, and or at any other time if the Company requests, the Employee shall deliver to the Company all documents (including electronic files), security access cards, laptop ipad, mobile phone SIM provided by the Company and or other item of equipment provided to the Employee by or concerning the Company which may be in the possession or control of the Employee.

13.	REDUNDANCY

In the event certain services extended by the Company is suspended, undergoes restructuring, downsizing or a similar event or reduces scope of the role or such function rendering the Employee’s role redundant in the location of the employment, redundancy-based separation will be applied by the Company.

14.	LOCAL LAW

It is agreed by both parties that this Contract and the performance under this Contract and all suits and special proceedings under this Contract shall be construed in accordance with the U.A.E labor laws, or residency laws including any related personal and employment laws, notifications, decrees, rules, and regulations thereof including amendments which may be applicable in the employment location. Recognizing U.S. federal and state legal and regulatory jurisdiction over and protection for the employee as well as the Company as a publicly traded U.S. corporate entity, the Company agrees to also abide by applicable U.S. laws and regulations.

15.	CONDITIONS OF EMPLOYMENT

a)	As per local laws, the Employee’s employment with the Company is conditional on security clearances (where applicable) and medical fitness, Employee maintaining his/her residency status and subject to the Employee having a legal right to work for the Company and live in the country of employment and obtaining and maintaining a work permit. The Company will extend the required coordination in order to obtain approvals from the relevant authorities in U.A.E. In case Employee’s work permit is cancelled for any reason, Employee will no longer be under Company’s employment and shall cease.

b)	This Contract of Employment is subject to and conditional upon maintenance of clearances required for Employee’s role, and processing of a work permit enabling the Employee to work for the Company.

c)	This Contract contains the full Contract between the Employee and the Company regarding the provisions and conditions of the employment relationship, and it replaces all the previous Contracts if any. In addition, the Employee may be required to sign separate local mandatory labor contract governing the employment terms (if applicable), and the terms laid under this Contract as agreed between the Company and Employee shall prevail over the labor contract as long such terms are not in breach of the provisions laid under U.A.E Labor Law 33 of 2021 and any amendment, notifications, and regulations thereof.

d)	THE PARTIES have executed this Contract on the date indicated above.

EMPLOYEE	COMPANY

/s/ Xuan Yan	/s/ Benjamin Bin Zhai
Date: 08/18/2025	Date: 08/18/2025